UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549



                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of report (Date of earliest event reported): December 23, 1998



                              KENETECH CORPORATION
             (Exact Name of registrant as specified in its charter)


                                    Delaware
                 (State or other jurisdiction of incorporation)


                  33-53132                                       94-3009803
         (Commission File Number)                             (I.R.S. Employer
                                                             Identification No.)


             500 Sansome Street, Suite 410
             San Francisco, California  94111                              94111
         (Address of principal executive offices)                     (Zip Code)


                                 (415) 398-3825
              (Registrant's telephone number, including area code)


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Item 2.  Acquisition or Disposition of Assets.

On December 23, 1998, KENETECH Energy Systems, Inc., a Delaware corporation ("KES"), a wholly-owned subsidiary of KENETECH Corporation, a Delaware corporation (the "Registrant"), sold its indirectly owned 50% equity interest in a partnership that owns a gas-fired cogeneration facility of approximately 540 MW currently under construction in Penuelas, Puerto Rico (the "EcoElectrica Project") and other associated contract rights (collectively, the "EcoElectrica Interest") to Edison Mission Energy, an unrelated party. The EcoElectrica Project also includes a liquefied natural gas import terminal and storage facility, a desalination plant and assorted ancillary facilities. The sale was made pursuant to a Stock Purchase and Assignment Agreement, dated as of December 23, 1998, by and among KES and certain of its affiliates and Edison Mission Energy and one of its affiliates.

The EcoElectrica Interest was sold for cash and assumption of a KES equity funding commitment in the approximate aggregate amount of $247 million. The consideration received for the EcoElectrica Interest was determined from an auction solicitation for such interest conducted by KES's and the Registrant's financial advisor. The proceeds have been used (i) to satisfy and discharge in full, in the amount of approximately $145.5 million, the Registrant's 12 3/4% Senior Secured Notes due 2002 after acceleration by the Trustee for such notes, on December 23, 1998, of the unpaid principal thereof in the face amount of $100 million, accrued and unpaid interest and fees and expenses, (ii) in payment in full of a development loan for the EcoElectrica Project in the approximate amount of $27 million, (iii) in payment of $6.5 million to KENETECH Windpower, Inc., a wholly-owned subsidiary of the Registrant ("KWI"), under the terms of a Settlement Agreement and Release approved by the Bankruptcy Court having jurisdiction over KWI's chapter 11 proceeding, and (iv) in payment of costs of sale of the EcoElectrica Interest of approximately $11 million.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                     KENETECH Corporation
                                                     (Registrant)

Date:   January 6, 1999                By: _________________________________
                                           Mark D. Lerdal
                                           President and Chief Executive Officer


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